Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

Hardinge Reports Third Quarter 2015 Results

ELMIRA, N.Y., November 5, 2015 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its third quarter ended September 30, 2015.

Net sales (“sales”) for the quarter increased $7.9 million to $76.8 million. Excluding $2.2 million for unfavorable foreign currency translation, this represents a 15% increase over the prior year’s third quarter. Orders for the quarter were $72.0 million, a 1% decrease from the prior year's third quarter when adjusted for unfavorable foreign currency translation.

Non-GAAP(1) net income for the quarter was $0.8 million, or $0.06 per diluted share, compared with non-GAAP(1) net loss of $2.6 million, or $0.20 per diluted share, in the prior year’s third quarter. Net loss for the quarter was $0.3 million, or $0.03 per diluted share, compared with a net loss of $7.6 million, or $0.60 per diluted share, in the prior year’s third quarter.

Richard L. Simons, President and Chief Executive Officer, commented, "We are gaining momentum on a sales growth basis as we move through the year. We anticipate a strong fourth quarter and continue to believe we’ll finish the year with sales growth in excess of 5% over 2014."

Mr. Simons continued, “We are progressing with our previously announced restructuring initiatives while we focus on market penetration, productivity improvement and EBITDA expansion. We are at the early stages of implementation of the initiatives, which we expect to complete by the end of the first quarter of 2016. We believe that cost savings, which we expect to begin partially realizing in the fourth quarter of this year, are currently estimated at $4 million to $5 million on an annualized pre-tax basis.”

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(1)Management believes that the use of non-GAAP measures helps in the understanding of its operating performance. See pages 9 and 10 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

Third Quarter Review

Quarterly Sales by Region ($ in thousands)
	Quarter Ended
	September 30, 2015		September 30, 2014		June 30, 2015
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	24,661	32%	24,026	3%	29,073	(15)%
Europe	21,569	28%	21,286	1%	22,055	(2)%
Asia	30,575	40%	23,612	29%	31,228	(2)%
Total	76,805		68,924	11%	82,356	(7)%
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Note: Fluctuations in Hardinge’s consolidated sales and orders among geographic locations and industries can vary from quarter to quarter based on the timing and magnitude of orders and projects. Hardinge does not believe that such quarter-to-quarter fluctuations are necessarily indicative of larger business trends. Rather, the Company believes that such business trends can be discerned from the Company’s performance during a longer period of time, such as a trailing twelve-month period.

Sales for the quarter increased $7.9 million to $76.8 million, when compared with the prior-year period. Excluding $2.2 million for unfavorable foreign currency translation, sales increased 15% over the prior year’s third quarter. Sales to the North America market increased over the prior-year period primarily due to new product launches. Sales to Asia continue to reflect the Company’s successful penetration of certain growing industries there, including automotive, aerospace and consumer electronics. Sales to Europe remained relatively flat when compared with the prior year but, when adjusted for unfavorable foreign currency translation, sales to Europe were up 8.5%.

Gross profit of $21.8 million increased 17% compared with the prior-year period. Gross margin as a percentage of sales increased to 28.3%, compared with 27.1% in the third quarter of 2014. Gross profit and margin were favorably impacted by higher sales and increased levels of machine production, particularly at the Company’s Swiss grinding facilities.

Selling, general and administrative (“SG&A”) expense decreased by $0.2 million compared with the prior-year period, to $19.9 million, benefiting $0.7 million from foreign currency translation changes compared with the prior year. The current year quarter also includes $0.4 million of expense associated with the Company’s investments for growth of the Voumard product line, as well as $0.3 million of professional fees associated with the Company's previously announced strategic review process.

As part of the restructuring initiatives announced last quarter, the Company incurred $0.9 million of charges in the current quarter. Total implementation costs for these initiatives are still estimated to be approximately $4 million to $5 million on a pretax basis, with annual savings still expected to be between $4 million to $5 million, also on a pretax basis.

Non-GAAP(1) operating income was $1.9 million, compared with a non-GAAP(1) operating loss of $1.6 million in the prior year period. The current-year period benefited from the impact of higher sales levels and improved production efficiency. Operating income was $0.8 million, or 1.0% of sales, compared with an operating loss of $6.9 million, or 10.0% of sales, in the prior-year period. During the prior year, the Company recorded a non-cash impairment charge of $5.8 million, for which there was no corresponding charge in the current year.

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

First Nine Months of 2015 Review

Year-to-Date Sales by Region ($ in thousands)
	Nine Months Ended
	September 30, 2015		September 30, 2014
Sales to Customers in	$	% of Total	$	Year-over-Year % Change
North America	80,039	35%	72,258	11%
Europe	66,553	29%	71,961	(8)%
Asia	81,697	36%	74,406	10%
Total	228,289		218,625	4%

Sales of $228.3 million reflected a 4% increase year-over-year. Excluding $6.6 million for unfavorable foreign currency translation, sales were up 7%. Sales to the North America market increased over the prior-year period as a result of new product launches as well as improved levels of grinding machine sales. Strong sales to Asia were driven by ongoing increased demand for the Company's machines, which was partially offset by the impact of unfavorable foreign currency translation. Sales to Europe improved on a constant currency basis, but the unfavorable foreign currency translation impact more than offset the growth.

Gross profit of $63.5 million increased $3.6 million compared with the prior-year period. Gross profit was favorably impacted by higher sales as well as increased levels of machine production, particularly at the Company’s Swiss grinding facilities. This was partially offset by a first quarter inventory valuation adjustment of approximately $0.7 million at one of its European facilities. Gross margin as a percent of sales improved modestly to 27.8% when compared with the first nine months of 2014.

SG&A expense increased by $1.2 million compared with the prior-year period, to $60.6 million. The increase included $1.3 million associated with the Company’s investments for growth of the Voumard product line acquired in the latter half of 2014 and the expansion of the Company’s Forkardt businesses in China and India, as well as $0.3 million of professional fees associated with the Company's previously announced strategic review process. These increases were partially offset by $2.0 million of favorable foreign currency translation when compared with the prior-year period.

Non-GAAP(1) operating income was $2.8 million, compared with a non-GAAP(1) operating loss of $0.1 million in the prior year. Operating income was $1.7 million, or 0.8% of sales, compared with an operating loss of $5.5 million, or 2.5% of sales, in the prior-year period.

Flexible Balance Sheet for Strategic Investments

Cash and cash equivalents at September 30, 2015 were $18.5 million. Total debt was $13.2 million, a reduction of $3.0 million from December 31, 2014 levels.

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

Orders by Region ($ in thousands)
	Quarter Ended
	September 30, 2015		September 30, 2014		June 30, 2015
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	20,105	28%	22,158	(9)%	27,045	(26)%
Europe	23,234	32%	26,282	(12)%	22,085	5%
Asia	28,612	40%	26,763	7%	28,021	2%
Total	71,951		75,203	(4)%	77,151	(7)%

	Nine Months Ended
	September 30, 2015		September 30, 2014
Orders from Customers in	$	% of Total	$	Year-over-Year % Change
North America	74,504	31%	73,685	1%
Europe	76,613	32%	77,820	(2)%
Asia	90,912	37%	84,834	7%
Total	242,029		236,339	2%

Third quarter orders of $72.0 million were down by 4% from the prior-year period, as a 7% increase in Asia was more than offset by declines in North America and Europe. Increased orders for grinding machines were more than offset by order reductions across the Company’s other product lines. Excluding $2.2 million of unfavorable foreign exchange translation, orders for the third quarter were down by 1% compared with the third quarter of 2014.

Year-to-date orders of $242.0 million reflect a 2% improvement over the prior-year period, primarily due to strong orders for the Company's high-end grinding machines and ongoing demand in Asia. Excluding $6.7 million for unfavorable foreign currency translation, year-to-date orders increased 5% over the prior-year period. The Company’s order backlog at September 30, 2015 was $116.1 million.

Webcast and Conference Call

Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s outlook. A question and answer session will follow the formal discussion. Their review will be accompanied by a slide presentation which will be available on Hardinge’s website at ir.hardinge.com/events.cfm.

The conference call can be accessed by calling (315) 625-6888. The listen-only audio webcast can be monitored at ir.hardinge.com/events.cfm.

A telephonic replay will be available from 2:00 p.m. ET the day of the call through Thursday, November 12, 2015. To listen to the archived call, dial (404) 537-3406 and enter conference ID #49117646. Alternatively, the archive can be heard on the Company’s website at ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

About Hardinge

Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.

Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.

The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

FINANCIAL TABLES FOLLOW.

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)

Sales	$76,805	$68,924	$228,289	$218,625
Cost of sales	55,046	50,247	164,818	158,767
Gross profit	21,759	18,677	63,471	59,858
Gross profit margin	28.3%	27.1%	27.8%	27.4%

Selling, general and administrative expenses	19,925	20,123	60,596	59,376
Restructuring charges	877	—	877	—
Impairment charge	—	5,766	—	5,766
Other expense (income), net	201	(334)	276	249
Income (loss) from operations	756	(6,878)	1,722	(5,533)
Operating margin	1.0%	(10.0)%	0.8%	(2.5)%

Interest expense	161	171	472	569
Interest income	(40)	(15)	(80)	(47)
Income (loss) from continuing operations before income taxes	635	(7,034)	1,330	(6,055)
Income taxes	962	544	1,479	845
Net loss from continuing operations	(327)	(7,578)	(149)	(6,900)

Gain from disposal of discontinued operation, net of tax	—	—	—	218

Net loss	$(327)	$(7,578)	$(149)	$(6,682)

Per share data:

Basic loss per share:
Continuing operations	$(0.03)	$(0.60)	$(0.01)	$(0.55)
Discontinued operations	—	—	—	0.02
Basic loss per share	$(0.03)	$(0.60)	$(0.01)	$(0.53)

Diluted loss per share:
Continuing operations	$(0.03)	$(0.60)	$(0.01)	$(0.55)
Discontinued operations	—	—	—	0.02
Diluted loss per share	$(0.03)	$(0.60)	$(0.01)	$(0.53)

Cash dividends declared per share:	$0.02	$0.02	$0.06	$0.06

Weighted avg. shares outstanding: Basic	12,793	12,715	12,770	12,643
Weighted avg. shares outstanding: Diluted	12,793	12,715	12,770	12,643

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$18,535	$16,293
Restricted cash	2,782	3,151
Accounts receivable, net	55,651	62,877
Inventories, net	119,193	111,821
Other current assets	12,371	10,545
Total current assets	208,532	204,687

Property, plant and equipment, net	63,751	65,874
Goodwill	6,636	6,698
Other intangible assets, net	28,511	30,217
Other non-current assets	4,645	3,844
Total non-current assets	103,543	106,633
Total assets	$312,075	$311,320

Liabilities and shareholders’ equity
Accounts payable	$25,445	$25,592
Accrued expenses	27,195	25,071
Customer deposits	16,034	12,736
Accrued income taxes	1,929	646
Deferred income taxes	2,539	2,332
Current portion of long-term debt	4,467	3,972
Total current liabilities	77,609	70,349

Long-term debt	8,718	12,253
Pension and postretirement liabilities	51,256	53,119
Deferred income taxes	2,557	2,516
Other liabilities	3,614	3,487
Total non-current liabilities	66,145	71,375
Commitments and contingencies
Common stock ($0.01 par value, 20,000,000 authorized; 12,856,716 issued and 12,836,711 outstanding as of September 30, 2015, and 12,825,468 issued and 12,821,768 outstanding as of December 31, 2014)	129	128
Additional paid-in capital	121,016	120,538
Retained earnings	86,858	87,777
Treasury shares (at cost, 20,005 as of June 30, 2015, and 3,700 as of December 31, 2014)	(219)	(46)
Accumulated other comprehensive loss	(39,463)	(38,801)
Total shareholders’ equity	168,321	169,596
Total liabilities and shareholders’ equity	$312,075	$311,320

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2015	2014
	(Unaudited)
Operating activities
Net loss	$(149)	$(6,682)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment charge	—	5,766
Depreciation and amortization	6,831	7,317
Debt issuance costs amortization	29	33
Deferred income taxes	(284)	(346)
Gain on sale of assets	(1)	(101)
Gain on sale of business	—	(218)
Gain on purchase of business	—	(462)
Unrealized foreign currency transaction (gain) loss	(4)	593
Changes in operating assets and liabilities:
Accounts receivable	6,015	2,670
Inventories	(8,688)	(10,054)
Other assets	(1,360)	225
Accounts payable	990	2,743
Customer deposits	3,494	259
Accrued expenses	2,161	(2,859)
Accrued pension and postretirement liabilities	(13)	(35)
Net cash provided by (used in) operating activities	9,021	(1,151)

Investing activities
Acquisition of businesses, net of cash acquired	—	(5,683)
Capital expenditures	(3,103)	(1,830)
Proceeds from disposal of business	—	218
Proceeds from sales of assets	38	131
Net cash used in investing activities	(3,065)	(7,164)

Financing activities
Payment of contingent consideration	—	(7,500)
Proceeds from short-term notes payable to bank	24,937	13,827
Repayments of short-term notes payable to bank	(24,937)	(13,827)
Repayments of long-term debt	(3,245)	(8,373)
Dividends paid	(781)	(757)
Purchases of treasury stock	(201)	—
Net proceeds from sales of common stock	—	5,678
Net cash used in financing activities	(4,227)	(10,952)

Effect of exchange rate changes on cash	513	(450)
Net increase (decrease) in cash	2,242	(19,717)

Cash and cash equivalents at beginning of period	16,293	34,722

Cash and cash equivalents at end of period	$18,535	$15,005

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

Hardinge believes that providing non-GAAP financial measures such as adjusted operating income (loss), adjusted net income (loss), and adjusted earnings (loss) per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(in thousands)

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Amount	% of Sales	Amount	% of Sales

Operating income (loss) as reported	$756	1.0%	$(6,878)	(10.0)%
Adjustments to reported operating income (loss):
Impairment charge	—	—	5,766	8.4
Gain on purchase of business	—	—	(462)	(0.7)
Restructuring charges	877	1.2	—	—
Professional fees for strategic review process	250	0.3	—	—
Non-GAAP operating income (loss) as adjusted	$1,883	2.5%	$(1,574)	(2.3)%

	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	Amount	% of Sales	Amount	% of Sales
Operating income (loss) as reported	$1,722	0.8%	$(5,533)	(2.5)%
Adjustments to reported operating income (loss):
Impairment charge	—	—	5,766	2.6
Gain on purchase of business	—	—	(462)	(0.2)
Acquisition-related inventory step-up charge	—	—	86	—
Restructuring charges	877	0.3	—	—
Professional fees for strategic review process	250	0.1	—	—
Non-GAAP operating income (loss) as adjusted	$2,849	1.2%	$(143)	(0.1)%

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Hardinge Reports Third Quarter 2015 Results
November 5, 2015

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Loss to Non-GAAP Net Income (Loss)
(in thousands, except per share data)

	Three Months Ended September 30, 2015		Three Months Ended September 30, 2014
	Amount	EPS	Amount	EPS

Net loss as reported	$(327)	$(0.03)	$(7,578)	$(0.60)
Adjustments to reported net loss, net of taxes:
Impairment charge	—	—	5,437	0.44
Gain on purchase of business	—	—	(462)	(0.04)
Restructuring charges	877	0.07	—	—
Professional fees for strategic review process	250	0.02	—	—
Non-GAAP net income (loss) as adjusted	$800	$0.06	$(2,603)	$(0.20)

	Nine Months Ended September 30, 2015		Nine Months Ended September 30, 2014
	Amount	EPS	Amount	EPS

Net loss as reported	$(149)	$(0.01)	$(6,682)	$(0.53)
Adjustments to reported net loss, net of taxes:
Impairment charge	—	—	5,437	0.43
Gain on purchase of business	—	—	(462)	(0.04)
Gain from disposal of discontinued operation, net of tax	—	—	(218)	(0.02)
Acquisition-related inventory step-up charge	—	—	86	0.01
Restructuring charges	877	0.07	—	—
Professional fees for strategic review process	250	0.02	—	—
Non-GAAP net income (loss) as adjusted	$978	$0.08	$(1,839)	$(0.15)

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